Exhibit 99.1

Biostage, Inc. Names Jason Chen Chairman of its Board of Directors

Holliston, MA – February 7, 2018 - Biostage, Inc. (OTCQB: BSTG), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced that it has appointed Jason Jing Chen, Senior Vice President of Business Development of Digitone Group, and CEO of its subsidiary DST Robotics Co Ltd., as Chairman of Biostage’s Board of Directors.

Mr. Chen is a broadly skilled senior executive with over 20 years of leadership experience in global commerce and advancing foreign corporate interests in China. Mr. Chen joined Digitone Group in 2014 to provide leadership to optimize company visibility and interests overseas for corporate branding and positioning, and is currently CEO of Digitone’s DST Robotics business. Previously, he worked for Formica, as the General Manager of its Greater China business. He served as Vice President, Barco Great China and General Manager, Security & Monitoring Division China for Barco, Inc., a global company that develops networked solutions for the entertainment, enterprise and healthcare markets. Prior to joining Barco, Mr. Chen was the General Manger of the China and Hong Kong region for Waters Corporation where, among other managerial responsibilities, he was responsible for developing and implementing marketing strategies to grow the Chinese market. Prior to his time at Waters Corporation, Mr. Chen held various managerial rolls of increasing importance at Hilti China. Mr. Chen began his career as an electrical engineer at Capital Iron & Steel Co. He received his MBA from Brigham Young University and a BS in Electrical engineering from the North China University of Technology, Beijing, China.

Mr. Chen commented, "I am excited to join the board of Biostage on behalf of our investment group. Regenerative medicine is a new frontier of modern medicine. Biostage has a very promising technology platform in regenerative medicine and we are honored to participate in such a noble mission as developing and delivering this technology to patients in need, especially children suffering from esophageal atresia. I look forward to working closely with the Biostage team to advance our technology to IND filings and we will strive for continuous improvement of our corporate governance. We are also committed to helping Biostage on financing and market expansion into China, which has half of the new esophageal cancer patients worldwide every year, by leveraging all our resources. During DST’s investment due diligence process with Biostage, we were particularly impressed by the open and transparent manner the company had with us. We will continue to promote an open and transparent culture inside the company and also in the communications with all stakeholders, particularly our shareholders. We also thank the company’s shareholders for their loyalty and strongly encourage them to take a long-term view of this company and stay with us. We firmly believe that Biostage will be successful in both the U.S. and China markets. We are looking forward to the opportunities to maximize our shareholders' value through our strategic positioning, expertise, teamwork and dedication."

Biostage also announced that On February 1, 2018, John F. Kennedy resigned as Chairman and member of the Board of Directors. Mr. Kennedy said, “I believe this is the right moment in Biostage’s development to allow another person with a different set of skills and experience to bring leadership to Biostage. I wish nothing but future success to the company.”

On February 6, 2018, the Board appointed John Canepa, who is currently a member of the Audit Committee of the Board, to serve as the Chairman of the Audit Committee to fill the vacancy created as a result of Mr. Kennedy’s resignation.

Jim McGorry, Biostage’s Chief Executive Officer, commented, “I and the other members of the company’s Board are pleased to welcome Jason as the new Chairman. His robust business experience, particularly in Asia, will be invaluable as Biostage develops our plans to provide solutions to a region with the world’s highest incidence of esophageal cancer.” Mr. McGorry continued, “I would also like to thank John Kennedy for his years of service to Biostage. John has been a trusted friend and leader. John’s steady and practical leadership has steered Biostage to this exciting moment.”

Upcoming Business Update

On Tuesday, Feb 13th 2018 at 9:00 AM ET, Biostage will host a conference call with a live audio webcast to provide a business update. Updates will be provided by CEO Jim McGorry and Biostage’s Scientific Advisory Board.

To participate in the call, please dial (877) 407-8293 (domestic) or (201) 689-8349 (international). The live webcast will be accessible on the Events page of the Investors section on the Company's website at www.biostage.com, and will be archived for 60 days. An audio webcast will be available for one week following the call and can be accessed during that period by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) with Conference ID #: 13676470.

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to development expectations and regulatory approval of any of Biostage’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of Biostage’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, Biostage’s ability to obtain and maintain regulatory approval for its products; Biostage’s ability to expand into foreign markets, including China; plus other factors described under the heading "Item 1A. Risk Factors" in Biostage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 or described in its other public filings. Biostage’s results may also be affected by factors of which Biostage is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton

Chief Financial Officer

774-233-7300

tmcnaughton@biostage.com